As filed with the Securities and Exchange Commission on July 25, 1996

                                                       Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           ____________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                 Under the
                        THE SECURITIES ACT OF 1933
                           ____________________

                         WESTERN COUNTRY CLUBS, INC.
          (Exact name of Registrant as specified in its charter)

               Colorado                  85-1131343
    (State or other jurisdiction of    (I.R.S.Employer
    incorporation or organization)      I.D. Number)

                              1601 West Evans
                          Denver, Colorado  80223
       (Address of Principal Executive Offices, Including Zip Code)


          1996 EMPLOYEE STOCK OPTION AND STOCK COMPENSATION PLAN
                       (Full title of the agreement)

                         Troy H. Lowrie, President
                              1601 West Evans
                          Denver, Colorado 80223
                  (Name and address of agent for service)

                               (303) 934-2424
       (Telephone number, including area code, of agent for service)

                                Copies to:
                         A. Thomas Tenenbaum, Esq.
                       Brenman Key & Bromberg, P.C.
                            1775 Sherman Street
                                Suite 1001
                          Denver, Colorado 80203
                              (303) 894-0234

                      CALCULATION OF REGISTRATION FEE




Title of securities to
    be registered
    Amount to be
     registered(1)
Proposed maximum
offering price per
unit(2)
Proposed maximum
aggregate offering
price
    Amount of
registration fee


Common Stock
       250,000 shares
      $ 4.25
     $ 1,062,500
     $366.35


(1) There are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the bid and ask prices reported by Nasdaq on July 23 , 1996.

                             PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a)
                                PROSPECTUS


Item 1.  Plan Information.

    Documents containing information related to the Registrant's 1996 Employee Stock Option and Stock Compensation Plan which are not filed as a part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act") will be sent or given to the paricipant by the Registrant as specified by Rule 428(b)(1) of the Securities Act.


Item 2.  Registrant Information and Employee Plan Annual Information.

    As required by this Item, the Registrant shall provide to the participants a written statement, advising them of the availability without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address listing the title or department and telephone number to which the request is to be directed.

                                PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.

    The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:


    (1) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

    (2) Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;

    (3) Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996;


    (4) The description of the Common Stock contained in the Registrant's Form 8-A, dated May 5, 1994.

                   All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of th Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

    No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under
Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

    Not applicable.


Item 6.  Indemnification of Directors and Officers.

    Pursuant to the Registrant's Bylaws, the Registrant may indemnify its directors, officers, employees and agents under certain prescribed circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Registrant if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended
(the "Act"), may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Articles of Incorporation of the Registrant provide that, to the fullest extent permitted by applicable law, no director of the Registrant will be liable to the Registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director except to the extent the director is found liable for (i) a breach of such director's duty of loyalty to the Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act related to an unlawful stock repurchase or a payment of a dividend.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

    The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

 5.1     Opinion of Brenman Key & Bromberg, P.C.

10.1     1996 Employee Stock Option and Stock Compensation Plan

24.1     Consent of Brenman Key & Bromberg, P.C. - See Exhibit 5.1.

24.2     Consent of Causey Demgen & Moore Inc.


Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 24, 1996.

                                 WESTERN COUNTRY CLUBS, INC.


                                 By: S/
                                       Troy H. Lowrie, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                Title                      Date


S/_________________________ President, Director and Chief  July 24, 1996
Troy H. Lowrie              Financial Officer


S/_________________________ Director                       July 24, 1996
John E. Nichols


S/_________________________ Director                       July 24, 1996
Michael J. Sullivan


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